UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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E. I. du Pont de Nemours and Company

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Reply To:	KATHRYN K. McCORD
E. I. du Pont de Nemours and Company
Director, Risk Management
4417 Lancaster Pike, CRP 708/112
Wilmington, DE 19805
Telephone:	302.999.5303
Facsimile:	302.999.3404
Email:	kathryn.k.mccord@usa.dupont.com

April 17, 2007

Dear ___________:

I am writing to you about the DuPont Annual Meeting of Stockholders on April 25, 2007. A stockholder has proposed, and we have included as Proposal 6 in our proxy statement, a proposal that would have the Company issue a report “evaluating the feasibility of an expeditious phase-out of the use of PFOA in the production of all DuPont products....” We believe that the objectives of the proposal have been met and recommend you vote AGAINST Proposal 6. We urge you to consider the following in making your decision.

There are no known human health effects associated with PFOA, although study of the chemical continues. Nevertheless, we recognize that the presence of PFOA at low levels in the blood of the general population has raised questions that need to be addressed. In February 2007, consistent with our principles for handling all biopersistent materials, we announced our commitment to eliminate the need to make, use or buy PFOA by 2015. We are developing proprietary technologies that will help us achieve this commitment as soon as possible.

In the meantime, we have implemented new technologies to reduce PFOA content in our existing products. In fluoropolymers, 90 percent of aqueous dispersion product volume has been converted to products with PFOA content reduced by at least 97 percent by our new Echelon™ technology. In fluorotelomer products, our new manufacturing process (LX Platform Products) removes greater than 97 percent of trace levels of PFOA, direct precursors and homologues.

As we work to develop new technologies, we also continue to reduce emissions of PFOA from our facilities, achieving a 95 percent reduction globally from 2000 to 2006. We expect PFOA content in our products and emissions from our facilities to be reduced by 97 percent by

April 17, 2007

year-end 2007. Progress on all of these efforts is reflected in detailed information posted on our website (www.pfoa.dupont.com).

These accomplishments are part of our participation in the U.S. EPA’s 2010/2015 PFOA Stewardship Program. DuPont was the first company to sign on to the program, which now includes a total of eight companies making investments in emission reductions and new products. Our progress on the efforts associated with the Stewardship Program is reported on the EPA’s website, as well as on our website.

The fluoropolymers and fluorotelomers produced by DuPont and others are used in many critically important applications where dependable performance in exacting conditions is essential. These fluoropolymer applications include insulation for wire and cabling, low emissions fuel hoses, pollution filters, and valves, tubing, liners and gaskets for severe service applications. Products made with fluorotelomers protect medical care providers against blood-borne pathogens, provide superior performance in extinguishing hydrocarbon fires, and benefit the environment by extending the life of and providing easier maintenance for many consumer products.

We believe the supporters of Proposal 6 fail to recognize that an immediate halt to production of the products in which PFOA is employed would have a serious negative impact on societal benefits and shareholder value. Our commitment to developing appropriate alternatives through our proprietary scientific efforts ensures the preservation of both. The additional report sought by the proponent is unnecessary. We have shared and continue to share extensive information about our work on this important issue through our website and other communication channels. To share more data would jeopardize our competitive position and negatively impact shareholder value.

I would appreciate the opportunity to talk with you about this issue and will call at a time convenient for you. In the interim, if you have questions or would like additional information, please visit our website (www.pfoa.dupont.com) or contact me on 302.999.5303.

I look forward to speaking with you.

Sincerely,

Kathryn K. McCord